Exhibit 8.1

[Bybel Rutledge LLP Letterhead]

November 5, 2008

Board of Directors

First Perry Bancorp, Inc.

101 Lincoln Street

P.O. Box B

Marysville, Pennsylvania  17053

Board of Directors

HNB Bancorp, Inc.

3rd and Market Streets

P.O. Box A

Halifax, Pennsylvania  17032

Re:	Consolidation of First Perry Bancorp, Inc. and HNB Bancorp, Inc. to Form Riverview Financial Corporation
Our File No: 110-003

Dear Members of the Boards:

You have requested our opinion in connection with the transaction contemplated by the Agreement and Plan of Consolidation (“Agreement”) dated June 18, 2008 between First Perry Bancorp, Inc. (“First Perry”) and HNB Bancorp, Inc. (“HNB”), as amended October 16, 2008, pursuant to which First Perry and HNB will consolidate to form a new holding company, Riverview Financial Corporation (“Riverview”)(the “Consolidation”).  At the Effective Date of the Consolidation, each share of First Perry and HNB Common Stock issued and outstanding immediately prior to the Effective Date will be converted into the right to receive Riverview Common Stock as provided in Section 1.02(e) of the Agreement.  No fractional shares of Riverview Common Stock will be issued in this transaction.  In lieu thereof, shareholders of First Perry and HNB will, to the extent relevant, receive cash in an amount determined pursuant to Section 1.02(e) of the Agreement.  All shares of First Perry Common Stock or HNB Common Stock owned directly or indirectly by First Perry or HNB and any of their subsidiaries at the Effective Date will be canceled, and no shares of Riverview Common Stock or other property will be delivered in exchange therefor.

This opinion is furnished pursuant to the requirements of Section 5.01(h) of the Agreement.  All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Agreement and its exhibits.

In connection with providing our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: the Agreement and the exhibits and schedules thereto; the form of articles of incorporation of Riverview; the form of bylaws of Riverview; the Officers’ Certificates of First Perry and

HNB, attached hereto; and other documents that we deem necessary or appropriate for the individual opinions set forth below.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon the foregoing documents and upon statements and representations of officers and other representatives of First Perry and HNB, including certain written representations of the managements of each of First Perry and HNB.  The opinions we express are conditioned on the initial and continuing accuracy of the facts, information and representations contained in the aforesaid documents or otherwise referred to above.

We are expressing our opinion only as to matters expressly addressed herein as of the date hereof.  We are not expressing any opinion as to any other matters, or any other aspects of the transactions contemplated by this letter, whether discussed herein or not.  No opinion should be inferred as to any other matters, including without limitation, any other U.S. federal income tax issues with respect to the Consolidation or any related transactions or any state, local or foreign tax treatment of the Consolidation or any related transactions.

In preparing our opinion, we have considered applicable provisions of the Internal Revenue Code (“Code”), Treasury regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service (“IRS”) and other authorities that we deem relevant, any of which could be changed at any time.  Any such changes might be retroactive with respect to transactions entered into prior to the date of the changes and could significantly modify one or more of the opinions expressed below. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application of the United States federal income tax laws.

As you are aware, no ruling has been or will be requested from the IRS concerning the United States federal income tax consequences of the Consolidation. In reviewing this opinion, you should be aware that the opinions set forth below represent our conclusion regarding the application of existing United States federal income tax law to the instant transaction. If the facts vary from those relied upon (or if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), one or more of the opinions contained herein could be inapplicable, in whole or in part. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that we can give no assurance that contrary positions may not be taken by the IRS or that a court considering the issues would not hold otherwise or disagree with the opinion.

Based solely upon and subject to the foregoing and upon the assumptions set forth herein, and subject to the qualifications and caveats set forth herein, we are of the opinion that, under present United States federal income tax law, the Consolidation constitutes a reorganization within the meaning of Code Section 368(a) and each party will be a “party to a reorganization” within the meaning of 368(b) of the Code.

We express no opinion as to the United States federal income tax consequences of the Consolidation to individual shareholders of First Perry or HNB, including but not limited to those subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, insurance companies, tax-exempt organizations, persons who hold shares of First Perry or HNB Common Stock in qualified retirement plans or programs, persons who acquired their shares of First Perry or HNB Common Stock pursuant to the exercise of employee stock options or otherwise as compensation and persons who hold shares of First Perry or HNB Common Stock as part of a hedge, straddle, conversion or constructive sale transaction) or with respect to the conversion of convertible securities. In addition, no opinion is expressed with respect to the tax consequences of the Consolidation under applicable foreign, state or local laws, or under federal tax laws other than those pertaining to the federal income tax. This opinion is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law or regulation that may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this opinion letter in any manner to reflect any facts or circumstances that hereafter may come to our attention.

This opinion is dependent upon the accuracy and completeness of the facts and assumptions referenced above.  We have relied upon those facts and assumptions without any independent investigation or verification of their accuracy or completeness.  Any inaccuracy or incompleteness in our understanding of the facts and assumptions could adversely affect the opinion expressed in this letter.

The opinion expressed herein has been issued solely in connection with the closing of the transactions contemplated by the Agreement, and may not be (a) utilized or relied upon by you for any other purpose or (b) utilized, relied upon, quoted, distributed or discussed, without, in each instance, the prior written consent of a partner of this Firm; provided, however, we do hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to Bybel Rutledge LLP in the prospectus constituting a part of the Registration Statement under the caption “Material Federal Income Tax Consequences” without admitting that we are “experts” within the meaning of the Securities Act or 1933 or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.  The opinion expressed herein is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied, or to be inferred beyond the matters expressly stated herein.  This opinion letter is not a guarantee and should not be construed or relied on as such.

Very truly yours,

/s/ BYBEL RUTLEDGE LLP
BYBEL RUTLEDGE LLP